SENIOR SECURED CONVERTIBLE NOTE AND WARRANT PURCHASE AGREEMENT

     THIS SENIOR SECURED CONVERTIBLE NOTE AND WARRANT PURCHASE AGREEMENT (the “Agreement”) is dated as of February 13, 2006, among LASERLOCK TECHNOLOGIES, INC., a Nevada corporation (the “Corporation”), and the parties identified on Schedule 1 and who have executed a counterpart signature page hereto (collectively, the “Purchasers”).

     The Corporation desires to sell to the Purchasers and the Purchasers desire to purchase from the Corporation up to $800,000 in aggregate principal amount of the Corporation’s 10.0% senior secured convertible promissory notes, on the terms and subject to the conditions set forth in this Agreement.

     NOW, THEREFORE, the parties hereto hereby agree as follows:

Section 1. Issuance of the Notes and Warrants.

(a) Upon the terms and subject to the conditions contained in this Agreement, the Corporation has authorized the issuance to the Purchasers of 10.0% senior secured convertible promissory notes, each substantially in the form of Exhibit A attached hereto (the “Notes”), as consideration for investment of up to $800,000 by cash, check or wire transfer.

(b) In consideration for the purchase by Purchasers of the Notes, the Corporation will issue to each Purchaser a warrant in the form attached hereto as Exhibit B (each, a “Warrant” and, collectively, the “Warrants”).

Section 2. Sale and Purchase of Notes and Warrants.

(a) Subject to the terms and conditions hereof, the Corporation will issue and sell to each Purchaser, and each Purchaser will purchase from the Corporation, a Note in the aggregate principal amount set forth opposite such Purchaser’s name on the Schedule of Purchasers attached hereto as Schedule 1 (the “Schedule of Purchasers”) together with a Warrant. The Corporation’s agreements with each of the Purchasers are separate agreements, and the sales of the Notes and Warrants to each of the Purchasers are separate sales.

(b) The Corporation shall secure its repayment of the Notes by granting a first priority security interest to the Purchasers in all of its assets, both tangible and intangible. The Corporation has granted a security interest in all of its assets pursuant to a Security Agreement among the Corporation and the secured parties listed on the signature page thereto substantially in the form of Exhibit C attached hereto (the “Security Agreement”).

(c) The first closing of the purchase and sale of the Notes and Warrants hereunder shall be held at the offices of Morgan Lewis & Bockius, 1701 Market Street, Philadelphia, Pennsylvania 19103-2217 at 10:00 a.m., local time, on February 13, 2006 or at such other time and place upon which the Corporation and a majority-in-interest of the Purchasers participating in such closing shall mutually agree (the “Initial Closing”). Additional Notes may be sold pursuant to this Agreement at one or more additional closings on or prior to March 15, 2006 at such times and places to be determined by the Corporation and a majority-in-interest of the Purchasers purchasing Notes and Warrants at such closings. For purposes of this Agreement, unless the context otherwise requires, the term “Closing” shall refer, with respect to each Purchaser, to the specific closing at which such Purchaser purchased Notes and Warrants. The date of such Closing, with respect to each Purchaser, is referred to herein as a “Closing Date.”

(d) The Corporation shall amend the Schedule of Purchasers to reflect the Purchasers at any additional Closings hereunder and shall deliver a copy thereof to each Purchaser. Subsequent Purchasers shall execute a counterpart signature page to this Agreement and shall be a Purchaser hereunder subject to all the terms and conditions hereof, other than with respect to the Closing and the Closing Date, and with respect to any Closing after the first Closing.

(e) At each Closing, the Corporation shall deliver to each Purchaser:

(i) a Note registered in the name of such Purchaser in the aggregate principal amount indicated on the Schedule of Purchasers;

(ii) On or prior to each Closing, each Purchaser shall pay to the Corporation by check or wire transfer an aggregate amount equal to the purchase price set forth opposite such Purchaser’s name on the Schedule of Purchasers.

Section 3. Condition to Document Execution and Closing. Prior to or simultaneously with the execution of this Agreement and the Initial Closing, the following actions shall have been taken:

3.1 Security Agreement. The Corporation and all other parties to the Security Agreement shall have executed and delivered the Security Agreement substantially in the form attached hereto as Exhibit C (the “Security Agreement”), and such Uniform Commercial Code, patent, trademark and copyright filings as the Purchasers may reasonably require to perfect such security interests under state and federal law.

3.2 Accredited Investor Questionnaire. Each Purchaser has accurately and fully completed and delivered to the Corporation the Purchaser Accredited Investor Questionnaire, which is attached hereto as Exhibit D.

Section 4. Representations and Warranties of the Corporation. Except as set forth in the Schedule of Exceptions, the Corporation hereby represents and warrants to the Purchasers as follows:

4.1 Organization. The Corporation is duly organized, validly existing and in good standing under the laws of the State of Nevada, and has all requisite corporate or other power and authority to own, lease and operate its properties and other assets and to carry on its business as presently conducted and as presently proposed to be conducted and as a foreign corporation in the State of Pennsylvania, which constitute all the jurisdictions in which the character of the property owned or leased by the Corporation or the nature of the activities conducted by the Corporation makes such qualification necessary, except where the failure to be so qualified could not reasonably be expected to have a material adverse effect on the assets, condition, or business as now conducted (“Material Adverse Effect”). Attached hereto as Exhibit D is a correct and complete copy of the Charter and attached hereto as Exhibit F is a correct and complete copy of the Bylaws of the Corporation (the “Bylaws”), in each case as in effect on the date hereof.

4.2 Capitalization. The authorized capital stock of the Corporation immediately upon the consummation of the Initial Closing shall consist of:

(a) 75,000,000 duly authorized shares of Preferred Stock $.001 par value per share (“Preferred Stock”), of which no shares are issued and outstanding.

(b) 175,000,000 duly authorized shares of Common Stock $.001 par value per share (“Common Stock”), of which 60,590,506 shares shall be validly issued and outstanding, fully paid and nonassessable.

(c) The Schedule of Exceptions contains a list dated as of the Closing Date, of all outstanding warrants, options, agreements, convertible securities or other commitments pursuant to which the Corporation is or may become obligated to issue, sell or otherwise transfer any shares of capital stock or other securities of the Corporation, which list names all persons and entities entitled to receive such shares or other securities and indicates the capital stock or other securities required to be issued thereunder. Except as contemplated hereby or in the Schedule of Exceptions, there are, and immediately upon consummation of the transactions contemplated by the Financing Documents, there will be, no preemptive or similar rights to purchase or otherwise acquire capital stock of the Corporation pursuant to any provision of law, the Charter, the Bylaws or any agreement to which the Corporation or any stockholder thereof is a party. There is, and immediately upon the consummation of the transactions contemplated by the Financing Documents, there will be, no agreement, restriction or Encumbrance (such as a right of first refusal, right of first offer, proxy, voting trust, voting agreement, etc.) with respect to the sale or voting of any capital stock of the Corporation (whether outstanding or issuable upon conversion or exercise of outstanding securities).

(d) All of the outstanding shares of capital stock and other securities of the Corporation have been issued in accordance with applicable foreign, state and federal laws and regulations governing the sale and purchase of securities.

4.3 Authorization of Agreement, Etc. The execution, delivery and performance by the Corporation of this Agreement, the Notes, and the Security Agreement, and each other document or instrument contemplated hereby (collectively, the “Financing Documents”) have been duly authorized by all requisite corporate action by the Corporation; and this Agreement and each other Financing Document has been duly executed and delivered by the Corporation. Each of the Financing Documents is or, in the case of the Notes and Warrants, will be, the valid and binding obligation of the Corporation, enforceable against the Corporation in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

4.4 No Conflicts. The execution, delivery and performance by the Corporation of this Agreement or the other Financing Documents, the issuance, sale and delivery of the Notes and Warrants, and compliance with the provisions hereof by the Corporation, will not (a) violate any provision of law, statute, rule or regulation (whether foreign or domestic) applicable to the Corporation or any ruling, writ, injunction, order, judgment or decree of any court, arbitrator, administrative agency or other governmental body (whether foreign or domestic) applicable to the Corporation or any of its properties or assets or (b) conflict with or result in any breach of any of the terms, conditions or provisions of, or constitute (with notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, or result in the creation of, any Encumbrance upon any of the properties or assets of the Corporation under, the Charter or Bylaws of the Corporation or any contract or other agreement or instrument to which it is a party.

4.5 Approvals. Except for (a) the filing of any notice subsequent to the Initial Closing which may be required under applicable foreign, federal or state securities law (which, if required, will be filed on a timely basis as may be so required) and (b) obtaining the consents set forth in Article 3 hereof, no permit, authorization, consent or approval of or by, or any notification of or filing with, any person (governmental or private) is required in connection with the execution, delivery or performance of the Financing Documents by the Corporation.

Section 5. Representations and Warranties of each Purchaser. Each Purchaser hereby individually represents and warrants (as to itself only and not as to any other Purchaser) to the Corporation as follows:

5.1 Investment Representations.

(a) Such Purchaser is acquiring the Notes to be purchased by such Purchaser hereunder and, in the event that such Purchaser should convert the Note into shares of the capital stock of the Corporation (any such shares the “Conversion Shares”), will be acquiring such securities, for its own account, for investment, not as a nominee or agent, and not with a view to, or for the resale in connection with the distribution thereof in violation of the U.S. Securities Act of 1933, as amended (the “Securities Act”), or applicable foreign or state securities laws and such Purchase has no present intention of selling, granting any participation in or otherwise distributing the same.

(b) Such Purchaser understands that (i) the Notes and Warrants have not been, and that the Conversion Shares will not be, registered under the Securities Act or applicable foreign or state securities laws, by reason of their issuance by the Corporation in a transaction exempt from the registration requirements of the Securities Act and applicable foreign and state securities laws and (ii) the Notes and Warrants and the Conversion Shares must be held by such Purchaser indefinitely unless a subsequent disposition thereof is registered under the Securities Act and applicable foreign and state securities Laws or is exempt from registration thereof. Such Purchaser is an accredited investor (as defined in Rule 501(a) of Regulation D promulgated under the Securities Act). Each Purchaser has accurately and fully completed the Purchaser Accredited Investor Questionnaire, which is attached hereto as Exhibit D and shall submit to the Corporation such further assurances of such status as may be reasonably requested by the Corporation.

5.2 Investment Experience. Such Purchaser has substantial experience in evaluating and investing in private placement transactions of securities in companies similar to the Corporation and acknowledges that such Purchaser can protect their own interests. Such Purchaser has such knowledge and experience in financial and business matters so that such Purchaser is capable of evaluating the merits and risks of its investment in the Corporation.

5.3 Speculative Nature of Investment. Such Purchaser understands and acknowledges that an investment in the Corporation is highly speculative and involves substantial risks. Such Purchaser can bear the economic risk of such Purchaser’s investment and is able, without impairing such Purchaser’s financial condition, to hold the Notes and Warrants for an indefinite period of time and to suffer a complete loss of such Purchaser’s investment.

5.4 Access to Data. Such Purchaser has had an opportunity to ask questions of, and receive answers from, the officers of the Corporation concerning the Agreements, the exhibits and schedules attached hereto and thereto and the transactions contemplated by the Agreements, as well as the Corporation’s business management and financial affairs, which questions were answered to its satisfaction.

     5.5     Legends. Such Purchaser understands and agrees that the documents evidencing the Notes and Warrants, or any other securities issued in respect of the Notes and Warrants upon any stock split, stock dividend, recapitalization, merger, consolidation or similar event, shall bear the following legend (in addition to any legend required under applicable state securities laws):

THIS NOTE AND THE SECURITIES REPRESENTED BY THIS NOTE HAVE BEEN ACQUIRED FOR INVESTMENT PURPOSES ONLY AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR UNDER ANY APPLICABLE STATE SECURITIES LAWS. THIS NOTE MAY NOT BE SOLD OR OTHERWISE TRANSFERRED OR PLEDGED, EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR SUCH APPLICABLE STATE SECURITIES LAWS, OR IF THE PROPOSED TRANSFER MAY BE EFFECTED WITHOUT REGISTRATION UNDER THE SECURITIES ACT OR REGISTRATION OR QUALIFICATION UNDER APPLICABLE STATE SECURITIES LAWS.”

Section 6. Registration Rights.

(a) Whenever the Corporation proposes to register any Common Stock for its own or others’ account under the Securities Act, other than a registration relating to employee benefit plans or a registration solely relating to shares to be sold under Rule 145 or a similar provision under the Securities Act, the Corporation shall give written notice to each holder of Conversion Shares at least twenty days prior to the filing of the applicable registration statement. Upon the written request of any such holder given within 20 days after receipt of such notice, the Corporation will use its reasonable efforts to cause to be included in such registration all of the Conversion Shares which such holder requests; provided that the Corporation shall have the right to postpone, delay or cancel any registration it may undertake.

(b) If the Corporation is advised in writing in good faith by any managing underwriter of the shares being offered pursuant to any registration statement under this Section 6 that, because of marketing considerations, the number of shares to be sold by persons other than the Corporation is greater than the number of such shares which can be offered without adversely affecting the offering, the Corporation may reduce pro rata the number of shares offered for the accounts of such persons (based upon the number of shares requested by each such person to be included in the registration) to a number deemed satisfactory by such managing underwriter. No such reduction shall reduce the shares being offered by the Company for its own account to be included in the registration statement.

Section 7. Further Assurances. Each party hereto shall duly execute and deliver, or cause to be duly executed and delivered such further instruments and documents and to take all such action, in each case as may be necessary or proper in the reasonable judgment of such requesting party to carry out the provisions and purposes of this Agreement.

Section 8. Entire Agreement. This Agreement and the other writings and agreements referred to herein or delivered pursuant hereto contain the entire understanding of the parties with respect to the subject matter hereof and supersede all prior agreements and understandings among the parties with respect thereto.

Section 9. Notices. All notices, demands and requests of any kind to be delivered to any party in connection with this Agreement shall be in writing and shall be deemed to have been duly given if personally delivered or if sent by internationally-recognized overnight courier or by registered or certified mail, return receipt requested and postage prepaid, addressed as follows:

(a) if to the Corporation, to: Laserlock Technologies, Inc. 837 Lindy Lane Bala Cynwyd, PA 19004 Telecopy: (610) 668-2771 Attention: Chairman and CEO

(b) if to a Purchaser, to the address of such Purchaser set forth on Schedule 1;

or to such other address as the party to whom notice is to be given may have furnished to the other parties hereto in writing in accordance with the provisions of this Section 9. Any such notice or communication shall be deemed to have been received (i) in the case of personal delivery, on the date of such delivery, (ii) in the case of internationally-recognized overnight courier, on the next business day after the date when sent and (iii) in the case of mailing, on the third business day following that on which the piece of mail containing such communication is posted.

Section 10. Amendments. This Agreement and the Notes may not be modified or amended, or any of the provisions hereof or thereof waived, except by written agreement of the Corporation and the holders of a majority of the outstanding principal amount of the Notes issued pursuant hereto.

Section 11. Parties in Interest. This Agreement shall bind and inure to the benefit of the Corporation, each Purchaser and their respective successors and assigns.

Section 12. Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

Section 13. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of, the Commonwealth of Pennsylvania (without giving effect to principles of conflicts of laws).

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     IN WITNESS WHEREOF, each of the undersigned has duly executed this Agreement as of the date first written above.

LASERLOCK TECHNOLOGIES, INC.

By:	/s/ NORMAN GARDNER

Norman Gardner
President and Chief Executive Officer

LASERLOCK TECHNOLOGIES, INC.
Counterpart Signature Page
to Senior Secured Convertible Note and Warrant Purchase Agreement dated as of February 13, 2006

Executed as of February 9, 2006

PURCHASER:

Nob Hill Capital Partners, L.P.

By: /s/ STEPHEN R. MITTEL
Name:       Stephen R. Mittel
Title:         General Partner